Exhibit 99.1
FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:
Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com
Mercantile Bank Corporation Reports Third Quarter 2010 Results
GRAND RAPIDS, Mich., October 19, 2010 (GLOBE NEWSWIRE) — Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported a 2010 third quarter net loss attributable to common shares of $5.7 million, or ($0.67) per diluted common share, compared to a net loss of $5.6 million, or ($0.66) per diluted common share, for the year-ago quarter. For the nine months year-to-date, Mercantile recorded a net loss attributable to common shares of $9.3 million, or ($1.10) per diluted common share, compared to a net loss of $16.5 million, or ($1.94) per diluted common share, for the prior-year nine-month period.
Due to the establishment of a deferred tax asset valuation allowance in the fourth quarter of 2009, distortions exist in comparisons between 2010 after-tax results and earlier periods. Under these circumstances, pre-tax results provide improved comparability and greater clarity of operating results. On a pre-tax basis, the 2010 third quarter loss was $6.1 million, an improvement of 33 percent compared to the $9.0 million loss recorded for the 2009 third quarter. For the nine months year-to-date period, the 2010 pre-tax loss was $10.4 million, an improvement of 60 percent compared to the 2009 pre-tax loss of $25.9 million. Stronger revenue generation as well as lower provisions to the allowance for loan and lease losses contributed to the improvement in pre-tax 2010 results.
Excluding the impact of loan and lease loss provisions, and certain nonrecurring items, namely pre-tax gains from the sale of SBA loans and tax-exempt securities and charges associated with branch consolidations and the industry-wide FDIC special assessment, pre-tax pre-provision operating earnings for the 2010 third quarter and nine-month periods were $4.2 million and $13.8 million, respectively, compared to pre-tax pre-provision operating earnings of $2.9 million and $10.0 million for the comparable 2009 periods.
Michael Price, Chairman and CEO of Mercantile, commented, “We continue to make strides in both operating results and asset quality. This was a particularly strong quarter for improvement of existing problem loans; it was gratifying to return nearly $8 million of loans to performing status, as well as receive principal payments in excess of $5 million on nonaccrual loans. Nevertheless, we continue our aggressive credit administration practices.
“Although asset quality has improved substantially this quarter, the impact of credit issues on profitability remains significant. In addition to provision expense, we have spent considerable sums of money relating to the administration and resolution of problem assets, forgone interest income on nonaccrual loans and foreclosed properties and have allocated vast amounts of staff time to workouts and reporting. Despite the ongoing burden that has impacted so many facets of our organization, we continue to improve our core earnings performance.
“The economies in our markets appear to have stabilized. The rate of new problem credits has abated significantly, and we have begun to upgrade problem credit relationships and have witnessed an acceleration of sales of foreclosed properties and assets serving as loan collateral. Throughout this stressful period, we have maintained a clear focus on the importance of prudent banking practices and customer service. By many important measures — capital strength, net interest margin, operating efficiency and customer loyalty — we are emerging as a more effective organization. We still have much hard work in front of us; however, we’ve become more optimistic throughout 2010 that we are making substantial progress on the road to improved performance.”
Operating Results
Total revenue, consisting of net interest income and noninterest income, was $16.2 million during the 2010 third quarter, up $0.9 million, or 6.2 percent, from the $15.3 million generated during the third quarter of 2009. Net interest income was $13.9 million, up $0.3 million, or 2.7 percent, from the $13.6 million earned in the prior-year third quarter. Growth in net interest income was derived from a 48 basis point expansion in the net interest margin, partially offset by a 13.2 percent decline in average earning assets. For the nine months year-to-date 2010, net interest income was $42.7 million, an improvement of 12.8 percent from year-earlier levels despite a 14.1 percent decline in average earning assets. Mr. Price added, “We have achieved outstanding margin improvement during 2010 — 76 basis points higher than during the first nine months of 2009. In addition to improved funding costs resulting from a lower interest rate environment, we have achieved benefits from our loan pricing and administrative strategies that helped to offset the impact of elevated levels of nonaccrual loans.”
Noninterest income for the 2010 third quarter was $2.3 million. Excluding nonrecurring gains of $0.1 million from the sale of SBA-guaranteed commercial loans, third quarter noninterest income was up $0.5 million, or 28.1 percent, over the prior-year third quarter.

Growth was derived from nearly all fee-income categories, especially mortgage banking activity and rental income from foreclosed properties, which more than offset the modest decline in service charges resulting from lower levels of overdrafts incurred by bank customers. For the first nine months of 2010, excluding nonrecurring gains of $0.5 million from the sale of securities and $0.3 million from the sale of SBA loans, noninterest income from operations was $6.1 million compared to $5.6 million for the 2009 nine-month period. The 9.5 percent improvement was driven primarily by a $0.9 million increase in rental income from foreclosed properties.
Provision for loan and lease losses was $10.4 million during the 2010 third quarter, compared to $6.2 million and $11.8 million in the linked and year-ago quarters, respectively. Approximately $3.8 million of the current quarter provision reflects the net impact of changes made to reserve allocation factors for accruing loans and leases during the quarter, which were made relative to changes and ongoing review of historical loan and lease losses as well as a variety of environmental factors. In addition, about $2.0 million of the current quarter provision is due to the return to performing status of $7.9 million of loans previously on nonaccrual status, and the associated change from impaired reserve allocations to pooled allocations for these now performing loans. For the first nine months of 2010, Mercantile provided $25.0 million to the loan and lease loss reserve compared to $33.7 million during the same 2009 period.
At September 30, 2010, the allowance for loan and lease losses was $43.9 million, of which only $6.2 million (about 14 percent) was specifically allocated to certain impaired loans. By comparison, $16.7 million (about 35 percent) of the $47.7 million total allowance for loan and lease losses at June 30, 2010 were specifically allocated. Although the allowance for loan and lease losses declined to 3.30 percent of total loans and leases at September 30, 2010 from 3.38 percent as of June 30, 2010, this quarter’s ending balance represents a substantial increase in general allocations and is well above the 3.11 percent of total loans and leases level as of December 31, 2009.
Noninterest expense for the 2010 third quarter was $11.9 million, compared to $12.5 million for the year-ago quarter, and totaled $35.0 million during the first nine months of 2010 compared to $35.7 million during the first nine months of 2009. Excluding 2009 branch consolidation expenses, noninterest expense during the 2010 third quarter was $0.5 million lower than the year-ago quarter, but was $0.6 million higher during the first nine months of 2010 compared to the same time period in 2009. The level of noninterest expense continues to be impacted by costs associated with the administration and resolution of problem assets (i.e., legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties) as well as by FDIC insurance premiums. These credit- and regulatory-related costs totaled $11.3 million during the first nine months of 2010 compared to $8.7 million during the year-ago nine months. Increased rental income from foreclosed properties has partially offset credit administration costs. Mercantile has also partially offset credit and regulatory costs through ongoing expense reductions, namely salaries and benefits, occupancy, and furniture and equipment costs. These controllable expenses were 7.1 percent lower during the third quarter of 2010 compared to the year-ago quarter, and 12.5 percent lower during the first nine months of 2010 compared to the same time period in 2009. The consolidation of Eastern and Mid-Michigan banking activities during the second and third quarters of 2009 accounted for much of the expense reductions, although additional cost savings have been achieved throughout the organization.
Balance Sheet
Total assets as of September 30, 2010 were $1.81 billion, down $92.8 million, or 4.9 percent, from December 31, 2009; total loans and leases declined $211 million, or 13.7 percent, over the same nine-month period, to $1.33 billion. Compared to September 30, 2009, total assets declined $204 million, or 10.1 percent, with total loans and leases declining $285 million, or 17.7 percent.
Real estate loans, particularly loans secured by commercial properties, comprise a majority of Mercantile’s loan and lease portfolio, although the Company has been aggressively down-sizing its real estate exposures. Real estate loans, excluding residential mortgage loans representing permanent financing of owner-occupied dwellings and home equity lines of credit, were $935 million, or approximately 70 percent of total loans and leases as of September 30, 2010. During 2010, real estate loans declined $99.6 million, or 9.6 percent. Non-owner occupied commercial real estate (“CRE”) loans, which totaled $510 million and accounted for approximately 38 percent of the total loan and lease portfolio as of September 30, 2010, declined $28.1 million during the first nine months of 2010. Owner-occupied CRE loans were $299 million at September 30, 2010, a decline of $25.6 million over the past nine months. Total vacant land, land development and construction (“C&D”) loans, including both residential and commercial projects, totaled $127 million at September 30, 2010, down $45.9 million over the past nine months. The commercial and industrial (“C&I”) segment of the loan and lease portfolio has declined by approximately $105 million during the first nine months of 2010, in large part reflecting the slowdown in business activity and a corresponding reduction in accounts receivable and inventory financings as well as significantly reduced requests for new equipment financing.

LOANS SECURED BY REAL ESTATE

($000)	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Residential-Related:
Vacant Land	$18,013	$20,351	$20,871	$19,465	$20,630
Land Development	29,735	29,627	32,199	34,027	33,862
Construction	5,854	6,627	7,872	7,199	9,446

	53,602	56,605	60,942	60,691	63,938

Comm’l Non-Owner Occupied:
Vacant Land	15,416	19,812	22,304	25,549	25,564
Land Development	18,221	18,585	19,058	19,402	22,412
Construction	39,620	52,295	52,107	65,697	79,339
Commercial Buildings	509,777	512,816	539,284	537,891	528,727

	583,034	603,508	632,753	648,539	656,042

Comm’l Owner Occupied:
Construction	0	1,360	1,651	1,404	5,456
Commercial Buildings	298,846	302,768	316,302	324,451	349,335

	298,846	304,128	317,953	325,855	354,791

Total	$935,482	$964,241	$1,011,648	$1,035,085	$1,074,771

Note -— Excludes residential mortgage loans representing permanent financing of owner occupied dwellings and home equity lines of credit.
Mercantile’s liquidity continues to improve as local deposits, especially interest-bearing checking and money market deposit accounts, increase in total dollars and as a percentage of total funding. As of September 30, 2010, total deposits were $1.35 billion, a decline of $49.8 million during the first nine months of 2010 and a reduction of $248 million since year-end 2008. By comparison, local deposits increased $284 million over the past 21 months; they now represent 55.8 percent of total deposits compared to 29.4 percent at December 31, 2008. During this same timeframe, interest-bearing checking and money market deposit accounts increased $180 million, primarily reflecting new and innovative products, various deposit-gathering initiatives, and enhanced advertising campaigns that have attracted new deposits as well as transfers from maturing time deposit accounts.
Wholesale funds totaled $768 million, or 46.9 percent of total funds, as of September 30, 2010, compared to $1.41 billion, or 71.5 percent of total funds, as of December 31, 2008. The $646 million decline in wholesale funding reflects both the increase in local deposits as well as a $528 million decline in total loans and leases; this allowed Mercantile to reduce brokered deposits and Federal Home Loan Bank advances as they matured.
Short-term investments, consisting of federal funds sold and interest-bearing bank deposits, averaged $73.9 million during the third quarter of 2010, purposely well above historical levels to address the stressed economic and operating environments. Mercantile’s large federal funds sold position of $147 million at September 30, 2010 reflects large cash inflows received from local deposit growth as well as loan pay-offs and principal payments during the latter portion of the third quarter. These inflows significantly exceeded maturing wholesale fund balances during the same time period. “The response of local depositors has been very gratifying, allowing us to make excellent progress toward reducing our reliance on wholesale funding. We expect the federal funds sold balance to return to a more normalized level during the fourth quarter primarily through the ongoing reduction of wholesale funds,” added Mr. Price. Since Mercantile is not in a position to fully utilize tax-exempt income in the near term, the Company sold approximately one-third of its tax-exempt municipal securities portfolio during the first quarter of 2010. Proceeds were reinvested in taxable securities, and all securities (taxable and remaining tax-exempt) are now included in the available-for-sale portfolio. In addition to its short-term investments, Mercantile has approximately $100 million of borrowing capacity through various established lines of credit to meet potential funding needs.

Asset Quality
Nonperforming assets (“NPAs”) at September 30, 2010 were $92.4 million, or 5.1 percent of total assets, compared to approximately $111 million as of both June 30, 2010, and September 30, 2009 (6.1 percent and 5.5 percent of total assets, respectively). This represents a decline of approximately $18 million, or 16 percent, from both the linked and year-ago quarters.
Robert B. Kaminski Jr., Mercantile’s Executive Vice President and Chief Operating Officer, commented on the progress Mercantile has made reducing the level of problem assets and portfolio risk. “We are pleased but not surprised by this quarter’s improvement in asset quality. We have been prudently managing our loan portfolio all along, and it was just a matter of time before we started to see the benefits. We continue to make painful but needed provisions to our loan loss reserve, including a significant increase to our pooled reserves during the third quarter. In this environment, we cannot relax nor appear too optimistic; a great deal of uncertainty remains in our markets. Our real estate markets are improving, but have not completely stabilized and weaknesses still exist.”
CRE loans, which account for 61 percent of the total loan and lease portfolio, represent 58 percent of total nonperforming loans (“NPLs”), or $40.8 million. Investor-owned CRE loans account for the majority of NPLs by virtue of portfolio size ($510 million, or 38 percent of total loans and leases) and intensity of problems (5.7 percent are nonperforming). By comparison, owner-occupied CRE loans, which account for 22.5 percent of the total loan and lease portfolio, or $299 million, have a much lower incidence of problems (3.9 percent are nonperforming). Given the nature of collateral and the condition of the economy in general, and real estate markets specifically, progress toward resolution has been slow in both CRE categories.
More progress has been achieved this past year toward resolution of nonperforming C&D loans. C&D loans, including residential and commercial projects, currently constitute 9.5 percent of total loans and leases, or $127 million. Nonperforming C&D loans totaled $16.4 million at September 30, 2010, or 12.9 percent of the total C&D portfolio. This represents a substantial improvement since year-end 2009, when $27.9 million, or 16.1 percent, of a $173 million portfolio of C&D loans were nonperforming. C&I NPLs totaled $6.4 million as of September 30, 2010, a decline of $3.2 million since December 31, 2009. Owner-occupied and rental residential NPLs totaled $6.9 million at the end of the 2010 third quarter, modestly higher than year-end 2009.

NONPERFORMING ASSETS

($000)	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Residential Real Estate:
Land Development	$16,746	$21,551	$22,781	$19,722	$13,645
Construction	2,924	10,231	11,425	12,103	13,021
Owner Occupied / Rental	7,251	6,159	5,908	7,493	6,830

	26,921	37,941	40,114	39,318	33,496

Commercial Real Estate:
Land Development	2,277	2,050	3,031	2,971	4,621
Construction	0	571	1,238	1,268	228
Owner Occupied	15,083	16,216	17,311	19,918	21,429
Non-Owner Occupied	41,725	46,706	46,552	38,417	36,473

	59,085	65,543	68,132	62,574	62,751

Non-Real Estate:
Commercial Assets	6,386	7,049	9,303	9,758	14,510
Consumer Assets	5	0	8	8	8

	6,391	7,049	9,311	9,766	14,518

Total	$92,397	$110,533	$117,557	$111,658	$110,765

NONPERFORMING LOANS

($000s)	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Past due 90 days or more and
accruing interest	$0	$24	$0	$243	$3,040
Nonaccrual, including troubled
debt restructurings	64,639	81,543	88,450	81,818	87,190
Troubled debt restructurings,
accruing interest	5,862	5,946	6,011	2,989	1,012

Total	$70,501	$87,513	$94,461	$85,050	$91,242

Nonperforming loans totaled $70.5 million as of September 30, 2010, a decline of $17.0 million during the third quarter of 2010. Foreclosed real estate and repossessed assets declined by $1.1 million during the same time period. During the third quarter, Mercantile added $10.9 million of NPAs to its problem asset portfolio, but successfully disposed of $14.6 million through a combination of asset sales, principal pay-downs, and returns to performing status. Loan charge-offs represented a reduction of $12.8 million, and foreclosed asset valuation write-downs were $1.6 million. In total, nonperforming assets decreased a net $18.1 million from the end of the 2010 second quarter. During the first nine months of 2010, Mercantile added $47.1 million of problem assets to its NPA portfolio, successfully disposed of $35.8 million, and charged-off or wrote-down an additional $30.6 million.

NONPERFORMING ASSETS RECONCILIATION

($000)	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09

Beginning balance	$110,533	$117,557	$111,658	$110,765	$86,631
Additions	10,905	13,101	23,054	22,308	39,815
Returns to performing status	(7,938)	(1,356)	(811)	0	(47)
Principal payments	(5,422)	(7,332)	(4,242)	(8,652)	(3,707)
Sale proceeds	(1,209)	(2,398)	(5,080)	(3,353)	(1,630)
Loan charge-offs	(12,829)	(8,176)	(6,117)	(7,862)	(8,578)
Valuation write-downs	(1,643)	(863)	(905)	(1,548)	(1,719)

Total	$92,397	$110,533	$117,557	$111,658	$110,765

Net loan and lease charge-offs were $14.3 million during the third quarter of 2010, or 4.1 percent of average loans and leases (annualized), compared with $8.6 million (2.4 percent annualized) and $11.0 million (2.6 percent annualized) for the linked and prior-year quarters, respectively. In the 2010 third quarter, Mercantile charged-off approximately $11 million of specific reserves that were created through provision expense in prior periods.
NET LOAN CHARGE-OFFS

($000)	3Q 2010	2Q 2010	1Q 2010	4Q 2009	3Q 2009
Residential Real Estate:
Land Development	$2,115	$1,254	$565	$2,204	$467
Construction	93	649	587	733	3,208
Owner Occupied / Rental	1,212	407	326	946	530

	3,420	2,310	1,478	3,883	4,205

Commercial Real Estate:
Land Development	360	674	617	45	0
Construction	0	660	0	0	0
Owner Occupied	2,159	726	1,091	1,140	1,254
Non-Owner Occupied	6,805	2,551	1,945	3,009	3,265

	9,324	4,611	3,653	4,194	4,519

Non-Real Estate:
Commercial Assets	1,517	1,670	1,012	2,788	2,232
Consumer Assets	1	(3)	9	(1)	7

	1,518	1,667	1,021	2,787	2,239

Total	$14,262	$8,588	$6,152	$10,864	$10,963

Capital Position
Shareholders’ equity totaled $135 million as of September 30, 2010, a decrease of $5.4 million, or 3.8 percent, from December 31, 2009; however, regulatory capital ratios continue to improve. The Bank remains “well-capitalized” with a total risk-based capital ratio of 12.0 percent as of September 30, 2010 compared to 11.1 percent at December 31, 2009. At September 30, 2010, the Bank had approximately $30.3 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile’s total shares outstanding at third quarter-end were 8,596,618.
Mr. Price concluded, “We believe the results this quarter confirm the value of the strategies we’ve applied to our loan portfolio. As the burden of impaired asset quality diminishes, we expect its positive impact will be far-reaching throughout our organization, with upside benefits on the operating performance of our Company.”

About Mercantile Bank Corporation
Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals, and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Mercantile Bank Corporation
Third Quarter 2010 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2010	2009	2009
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$15,854,000	$18,896,000	$14,445,000
Short-term investments	9,474,000	1,471,000	1,804,000
Federal funds sold	146,668,000	1,368,000	50,426,000

Total cash and cash equivalents	171,996,000	21,735,000	66,675,000

Securities available for sale	214,343,000	182,491,000	160,880,000
Securities held to maturity	0	59,212,000	61,927,000
Federal Home Loan Bank stock	15,681,000	15,681,000	15,681,000

Loans and leases	1,329,156,000	1,539,818,000	1,614,226,000
Allowance for loan and lease losses	(43,876,000)	(47,878,000)	(33,443,000)

Loans and leases, net	1,285,280,000	1,491,940,000	1,580,783,000

Premises and equipment, net	28,251,000	29,684,000	30,247,000
Bank owned life insurance	46,335,000	45,024,000	44,490,000
Accrued interest receivable	6,143,000	7,088,000	8,069,000
Other real estate owned and repossessed assets	21,896,000	26,608,000	19,523,000
Other assets	23,458,000	26,745,000	29,075,000

Total assets	$1,813,383,000	$1,906,208,000	$2,017,350,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$111,338,000	$121,157,000	$108,509,000
Interest-bearing	1,240,526,000	1,280,470,000	1,342,459,000

Total deposits	1,351,864,000	1,401,627,000	1,450,968,000

Securities sold under agreements to repurchase	116,241,000	99,755,000	102,847,000
Federal funds purchased	0	2,600,000	0
Federal Home Loan Bank advances	160,000,000	205,000,000	225,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	11,831,000	16,890,000	16,867,000
Accrued interest and other liabilities	5,723,000	7,242,000	11,387,000

Total liabilities	1,678,649,000	1,766,104,000	1,840,059,000

SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	20,016,000	19,839,000	19,782,000
Common stock	173,906,000	173,576,000	173,500,000
Retained earnings (deficit)	(63,500,000)	(54,170,000)	(17,764,000)
Accumulated other comprehensive income (loss)	4,312,000	859,000	1,773,000

Total shareholders’ equity	134,734,000	140,104,000	177,291,000

Total liabilities and shareholders’ equity	$1,813,383,000	$1,906,208,000	$2,017,350,000

Mercantile Bank Corporation
Third Quarter 2010 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF OPERATIONS

	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and leases, including fees	$19,284,000	$23,185,000	$59,755,000	$72,450,000
Investment securities	2,398,000	2,685,000	7,725,000	8,205,000
Federal funds sold	41,000	22,000	110,000	108,000
Short-term investments	11,000	1,000	29,000	17,000

Total interest income	21,734,000	25,893,000	67,619,000	80,780,000

Interest expense
Deposits	5,636,000	9,357,000	18,125,000	33,419,000
Short-term borrowings	394,000	471,000	1,091,000	1,385,000
Federal Home Loan Bank advances	1,441,000	2,113,000	4,713,000	6,860,000
Other borrowed money	328,000	385,000	1,029,000	1,294,000

Total interest expense	7,799,000	12,326,000	24,958,000	42,958,000

Net interest income	13,935,000	13,567,000	42,661,000	37,822,000

Provision for loan and lease losses	10,400,000	11,800,000	25,000,000	33,700,000

Net interest income after provision for loan and lease losses	3,535,000	1,767,000	17,661,000	4,122,000

Noninterest income
Service charges on accounts	452,000	488,000	1,365,000	1,500,000
Gain on sale of commercial loans	99,000	0	324,000	0
Net gain on sale of investment securities	0	0	476,000	0
Other income	1,738,000	1,222,000	4,775,000	4,105,000

Total noninterest income	2,289,000	1,710,000	6,940,000	5,605,000

Noninterest expense
Salaries and benefits	4,649,000	4,798,000	13,874,000	15,597,000
Occupancy	696,000	855,000	2,169,000	2,659,000
Furniture and equipment	358,000	486,000	1,163,000	1,419,000
Nonperforming asset costs	2,895,000	2,903,000	7,859,000	5,005,000
FDIC insurance costs	1,097,000	1,220,000	3,450,000	3,650,000
Branch consolidation costs	0	158,000	0	1,308,000
Other expense	2,204,000	2,097,000	6,459,000	6,015,000

Total noninterest expense	11,899,000	12,517,000	34,974,000	35,653,000

Income (loss) before federal income tax expense (benefit)	(6,075,000)	(9,040,000)	(10,373,000)	(25,926,000)

Federal income tax expense (benefit)	(718,000)	(3,754,000)	(2,010,000)	(9,926,000)

Net income (loss)	(5,357,000)	(5,286,000)	(8,363,000)	(16,000,000)

Preferred stock dividends and accretion	325,000	320,000	966,000	483,000

Net income (loss) available to common shares	$(5,682,000)	$(5,606,000)	$(9,329,000)	$(16,483,000)

Basic earnings (loss) per share	($0.67)	($0.66)	($1.10)	($1.94)
Diluted earnings (loss) per share	($0.67)	($0.66)	($1.10)	($1.94)

Average basic shares outstanding	8,507,174	8,492,946	8,504,664	8,487,362
Average diluted shares outstanding	8,507,174	8,492,946	8,504,664	8,487,362

Mercantile Bank Corporation
Third Quarter 2010 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
	2010	2010	2010	2009	2009
(dollars in thousands except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2010	2009

EARNINGS
Net interest income	$13,935	14,421	14,306	13,511	13,567	42,661	37,822
Provision for loan and lease losses	$10,400	6,200	8,400	25,300	11,800	25,000	33,700
Noninterest income	$2,289	1,996	2,655	1,953	1,710	6,940	5,605
Noninterest expense	$11,899	11,442	11,634	10,835	12,517	34,974	35,653
Net income (loss) before federal income
tax expense (benefit)	$(6,075)	(1,225)	(3,073)	(20,671)	(9,040)	(10,373)	(25,926)
Net income (loss)	$(5,357)	(363)	(2,643)	(36,087)	(5,286)	(8,363)	(16,000)
Net income (loss) common shares	$(5,682)	(684)	(2,963)	(36,406)	(5,606)	(9,329)	(16,483)
Basic earnings (loss) per share	$(0.67)	(0.08)	(0.35)	(4.28)	(0.66)	(1.10)	(1.94)
Diluted earnings (loss) per share	$(0.67)	(0.08)	(0.35)	(4.28)	(0.66)	(1.10)	(1.94)
Average basic shares outstanding	8,507,174	8,505,086	8,501,671	8,496,555	8,492,946	8,504,664	8,487,362
Average diluted shares outstanding	8,507,174	8,505,086	8,501,671	8,496,555	8,492,946	8,504,664	8,487,362

PERFORMANCE RATIOS
Return on average assets	(1.27%)	(0.15%)	(0.63%)	(7.28%)	(1.09%)	(0.67%)	(1.03%)
Return on average common equity	(16.14%)	(1.98%)	(8.62%)	(81.98%)	(12.26%)	(8.95%)	(12.45%)
Net interest margin (fully tax-equivalent)	3.33%	3.31%	3.25%	2.93%	2.85%	3.29%	2.53%
Efficiency ratio	73.34%	69.69%	68.59%	70.07%	81.93%	70.51%	82.10%
Full-time equivalent employees	250	248	251	257	265	250	265

CAPITAL
Period-ending equity to assets	7.43%	7.71%	7.26%	7.35%	8.79%	7.43%	8.79%
Tier 1 leverage capital ratio	9.15%	9.02%	8.77%	8.64%	9.70%	9.15%	9.70%
Tier 1 risk-based capital ratio	10.77%	10.65%	10.02%	9.92%	10.72%	10.77%	10.72%
Total risk-based capital ratio	12.04%	11.92%	11.29%	11.18%	11.98%	12.04%	11.98%
Book value per common share	$13.23	13.74	13.64	13.86	18.19	13.23	18.19
Cash dividend per common share	$0.00	0.00	0.01	0.01	0.01	0.01	0.06

ASSET QUALITY
Gross loan charge-offs	$14,499	9,891	6,846	11,225	11,545	31,236	28,396
Net loan charge-offs	$14,262	8,588	6,152	10,864	10,963	29,002	27,366
Net loan charge-offs to average loans	4.11%	2.35%	1.64%	2.72%	2.61%	2.67%	2.10%
Allowance for loan and lease losses	$43,876	47,738	50,126	47,878	33,443	43,876	33,443
Allowance for losses to total loans	3.30%	3.38%	3.35%	3.11%	2.07%	3.30%	2.07%
Nonperforming loans	$70,501	87,513	94,461	85,050	91,242	70,501	91,242
Other real estate and repossessed assets	$21,896	23,020	23,096	26,608	19,523	21,896	19,523
Nonperforming assets to total assets	5.10%	6.13%	6.18%	5.86%	5.49%	5.10%	5.49%

END OF PERIOD BALANCES
Loans and leases	$1,329,156	1,410,710	1,497,624	1,539,818	1,614,226	1,329,156	1,614,226
Total earning assets (before allowance)	$1,715,322	1,706,870	1,810,081	1,800,041	1,904,944	1,715,322	1,904,944
Total assets	$1,813,383	1,804,062	1,902,923	1,906,208	2,017,350	1,813,383	2,017,350
Deposits	$1,351,864	1,340,160	1,420,209	1,401,627	1,450,968	1,351,864	1,450,968
Shareholders’ equity	$134,734	139,043	138,220	140,104	177,291	134,734	177,291

AVERAGE BALANCES
Loans and leases	$1,378,248	1,465,631	1,516,898	1,585,523	1,663,510	1,453,084	1,744,374
Total earning assets (before allowance)	$1,680,362	1,770,391	1,823,828	1,874,752	1,935,637	1,757,668	2,046,191
Total assets	$1,774,671	1,862,526	1,920,751	1,983,111	2,042,355	1,852,114	2,146,975
Deposits	$1,313,902	1,390,397	1,433,091	1,421,850	1,469,264	1,378,693	1,561,239
Shareholders’ equity	$139,629	138,907	139,485	176,196	181,400	139,341	177,030